Exhibit 99.1
November 1, 2023

Prudential Financial, Inc. Announces
Third Quarter 2023 Results

•Net loss(1) attributable to Prudential Financial, Inc. of $802 million or $2.23 per Common share versus net loss of $92 million or $0.26 per share for the year-ago quarter.
•After-tax adjusted operating income of $1.266 billion or $3.44 per Common share versus $896 million or $2.37 per share for the year-ago quarter.
•Book value per Common share of $70.82 versus $82.83 per share for the year-ago quarter; adjusted book value per Common share of $94.19 versus $96.41 per share for the year-ago quarter.
•Parent company highly liquid assets(2) of $4.3 billion versus $5.1 billion for the year-ago quarter.
•Assets under management(3) of $1.361 trillion versus $1.350 trillion for the year-ago quarter.
•Capital returned to shareholders of $711 million in the third quarter, including $250 million of share repurchases and $461 million of dividends, versus $829 million in the year-ago quarter. Dividends paid in the third quarter were $1.25 per Common share, representing a 5% yield on adjusted book value.

Charles Lowrey, Chairman and CEO, commented on results:

“Our third quarter results reflect continued momentum across our businesses, including the benefits from strong sales and the fifth consecutive quarter of underlying earnings growth.

We continued to execute on our strategy to reduce market sensitivity and increase capital efficiency, enhance our capabilities to better serve customers, and optimize our operating model to drive sustainable growth. We launched Prismic, a life and annuity reinsurance company, which will leverage our differentiated brand, global asset and liability origination capabilities, and multi-channel distribution to drive future growth and unlock value for our customers, shareholders, and other stakeholders over time.

Prudential is uniquely positioned at the intersection of insurance and asset management, with a strategy and evolving business model that support our vision to be a global leader in expanding access to investing, insurance, and retirement security.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported third quarter results. Net loss attributable to Prudential Financial, Inc. was $802 million ($2.23 per Common share) for the third quarter of 2023, compared to a net loss of $92 million ($0.26 per Common share) for the third quarter of 2022. After-tax adjusted operating income was $1.266 billion ($3.44 per Common share) for the third quarter of 2023, compared to $896 million ($2.37 per Common share) for the third quarter of 2022.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

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Prudential Financial, Inc. Third Quarter 2023 Earnings Release	Page 2

RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $211 million for the third quarter of 2023, compared to $219 million in the year-ago quarter. This decrease primarily reflects lower other related revenues, driven by lower agency and seed and co-investment income, and higher expenses.
PGIM assets under management of $1.219 trillion were up 1% from the year-ago quarter, primarily resulting from equity market appreciation and spread compression, partially offset by net outflows and the impact of higher interest rates. Third-party net outflows of $5.7 billion in the current quarter reflect institutional outflows of $3.8 billion, primarily driven by public fixed income outflows, and retail outflows of $1.9 billion, driven by public equity outflows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $1.088 billion for the third quarter of 2023, compared to $615 million in the year-ago quarter. This increase primarily reflects higher net investment spread results and lower expenses, partially offset by lower net fee income.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $941 million for the third quarter of 2023, compared to $655 million in the year-ago quarter.

Institutional Retirement Strategies:
•Reported adjusted operating income of $439 million in the current quarter, compared to $268 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, including higher variable investment income.

•Account values of $246 billion increased 3% from the year-ago quarter, reflecting the benefits of business growth and favorable foreign exchange impacts, partially offset by the reinsurance of a block of structured settlements. Sales in the current quarter of $4.7 billion included $2.5 billion of pension risk transfer transactions.

Individual Retirement Strategies:
•Reported adjusted operating income of $502 million in the current quarter, compared to $387 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, partially offset by lower fee income, net of distribution expenses and other associated costs.

•Account values of $110 billion were down 4% from the year-ago quarter, reflecting the reinsurance of a block of legacy variable annuities and net outflows, partially offset by market appreciation. Sales of $2.0 billion in the current quarter increased 40% from the year-ago quarter, reflecting continued momentum from our FlexGuard products and increased sales of fixed annuity products.

Group Insurance:
•Reported adjusted operating income of $89 million in the current quarter, compared to $30 million in the year-ago quarter. This increase primarily reflects more favorable group life underwriting results.

•Reported earned premiums, policy charges, and fees of $1.4 billion increased 3% from the year-ago quarter, reflecting growth in both disability and life.

Individual Life:
•Reported adjusted operating income of $58 million in the current quarter, compared to a loss of $70 million in the year-ago quarter. This increase primarily reflects higher net investment spread results and lower expenses, including a reduction in legal reserves, partially offset by less favorable underwriting results.

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Prudential Financial, Inc. Third Quarter 2023 Earnings Release	Page 3
•Sales of $186 million in the current quarter increased 24% from the year-ago quarter, driven by Variable Life and Term sales, reflecting our pivot to less market sensitive products.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $811 million for the third quarter of 2023, compared to $748 million in the year-ago quarter. This increase primarily reflects higher net investment spread results.
Life Planner:
•Reported adjusted operating income of $527 million in the current quarter, compared to $430 million in the year-ago quarter. This increase reflects higher net investment spread results and more favorable underwriting results.

•Constant dollar basis sales(4) of $259 million in the current quarter increased 18% from the year-ago quarter, primarily driven by record high sales in Brazil, as well as higher sales in Japan.

Gibraltar Life & Other:
•Reported adjusted operating income of $284 million in the current quarter, compared to $318 million in the year-ago quarter. This decrease primarily reflects lower net investment spread results.

•Constant dollar basis sales(4) of $246 million in the current quarter increased 20% from the year-ago quarter, primarily driven by the Bank channel.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $504 million for the third quarter of 2023, compared to a loss of $415 million in the year-ago quarter. This higher loss primarily reflects higher expenses, less favorable foreign exchange rate impacts, and lower income from pension and other employee benefit plans, partially offset by higher net investment income and lower debt interest costs.
NET INCOME
Net Loss in the current quarter included $2.491 billion of pre-tax net realized investment losses and related charges and adjustments, largely reflecting the impacts of rising interest rates, and also $107 million of pre-tax net impairment and credit-related losses, $251 million of pre-tax losses related to net change in value of market risk benefits, $44 million of pre-tax losses from divested and run-off businesses, and $143 million of pre-tax gains related to market experience updates.
Net loss for the year-ago quarter included $1.243 billion of pre-tax net realized investment losses and related charges and adjustments, largely reflecting the impacts of rising interest rates, and also $75 million of pre-tax net impairment and credit-related losses, $74 million of pre-tax losses from divested and run-off businesses, $58 million of pre-tax losses related to net change in value of market risk benefits, and $125 million of pre-tax gains related to market experience updates.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Thursday, November 2, 2023, at 11:00 a.m. ET to discuss with the investment community the Company’s third quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will be available on the Investor Relations website through November 16. To access a replay via phone starting at 3:00 p.m. ET on November 2 through November 16, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13733992.

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Prudential Financial, Inc. Third Quarter 2023 Earnings Release	Page 4
FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding Prismic and our expectations relating thereto, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and
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Prudential Financial, Inc. Third Quarter 2023 Earnings Release	Page 5
discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)On January 1, 2023, the Company adopted Accounting Standard Update 2018-12 for Targeted Improvements to the Accounting for Long-Duration Contracts, which provided new authoritative guidance impacting the accounting and disclosure requirements for long-duration insurance and investment contracts issued by the Company. Prior-year amounts have been adjusted to reflect this guidance.

(2)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(4)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.4 trillion in assets under management as of September 30, 2023, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Edling, laura.edling@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
Adjusted operating income (loss) before income taxes (1):
PGIM	$211	$219	$541	$613
U.S. Businesses	1,088	615	2,804	2,001
International Businesses	811	748	2,435	2,391
Corporate and Other	(504)	(415)	(1,516)	(1,152)
Total adjusted operating income before income taxes	$1,606	$1,167	$4,264	$3,853
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	$(2,491)	$(1,243)	$(2,887)	$(5,402)
Change in value of market risk benefits, net of related hedging gains (losses)	(251)	(58)	(160)	(1,072)
Market experience updates	143	125	188	617
Divested and Run-off Businesses:
Closed Block division	2	(21)	(50)	22
Other Divested and Run-off Businesses	(46)	(53)	125	175
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(11)	(33)	(42)	(18)
Other adjustments (2)	(10)	(10)	(28)	(27)
Total reconciling items, before income taxes	(2,664)	(1,293)	(2,854)	(5,705)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$(1,058)	$(126)	$1,410	$(1,852)
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$(802)	$(92)	$1,171	$(1,595)
Income (loss) attributable to noncontrolling interests	11	(16)	11	(36)
Net income (loss)	(791)	(108)	1,182	(1,631)
Less: Earnings attributable to noncontrolling interests	11	(16)	11	(36)
Income (loss) attributable to Prudential Financial, Inc.	(802)	(92)	1,171	(1,595)
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	5	23	15	(17)
Income (loss) (after-tax) before equity in earnings of operating joint ventures	(807)	(115)	1,156	(1,578)
Less: Total reconciling items, before income taxes	(2,664)	(1,293)	(2,854)	(5,705)
Less: Income taxes, not applicable to adjusted operating income	(591)	(282)	(667)	(1,145)
Total reconciling items, after income taxes	(2,073)	(1,011)	(2,187)	(4,560)
After-tax adjusted operating income (1)	1,266	896	3,343	2,982
Income taxes, applicable to adjusted operating income	340	271	921	871
Adjusted operating income before income taxes (1)	$1,606	$1,167	$4,264	$3,853

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$(2.23)	$(0.26)	$3.15	$(4.32)
Less: Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(6.85)	(3.33)	(7.89)	(14.35)
Change in value of market risk benefits, net of related hedging gains (losses)	(0.69)	(0.16)	(0.44)	(2.85)
Market experience updates	0.39	0.34	0.51	1.64
Divested and Run-off Businesses:
Closed Block division	0.01	(0.06)	(0.14)	0.06
Other Divested and Run-off Businesses	(0.13)	(0.14)	0.34	0.46
Difference in earnings allocated to participating unvested share-based payment awards	0.02	0.02	0.06	0.06
Other adjustments (2)	(0.03)	(0.03)	(0.08)	(0.07)
Total reconciling items, before income taxes	(7.28)	(3.36)	(7.64)	(15.05)
Less: Income taxes, not applicable to adjusted operating income	(1.61)	(0.73)	(1.76)	(2.91)
Total reconciling items, after income taxes	(5.67)	(2.63)	(5.88)	(12.14)
After-tax adjusted operating income	$3.44	$2.37	$9.03	$7.82
Weighted average number of outstanding common shares - basic	362.6	371.0	364.6	373.8
Weighted average number of outstanding common shares - diluted	363.8	373.1	365.8	376.4
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$(802)	$(92)	$1,171	$(1,595)
Less: Earnings allocated to participating unvested share-based payment awards	5	6	17	19
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$(807)	$(98)	$1,154	$(1,614)
After-tax adjusted operating income (1)	$1,266	$896	$3,343	$2,982
Less: Earnings allocated to participating unvested share-based payment awards	14	12	39	40
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,252	$884	$3,304	$2,942
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$25,814	$30,962
Less: Accumulated other comprehensive income (AOCI)	(7,831)	(4,230)
GAAP book value excluding AOCI	33,645	35,192
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	(687)	(847)
Adjusted book value	$34,332	$36,039
End of period number of common shares - diluted	364.5	373.8
GAAP book value per common share - diluted	70.82	82.83
GAAP book value excluding AOCI per share - diluted	92.30	94.15
Adjusted book value per common share - diluted	94.19	96.41

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$547.6	$536.3
Retail customers	312.5	298.1
General account	358.5	371.8
Total PGIM	$1,218.6	$1,206.2
Institutional Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$14.4	$16.4	$47.2	$57.8
Net additions (withdrawals), excluding money market	$(3.8)	$0.6	$(17.0)	$9.0
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$11.9	$13.5	$37.1	$49.8
Net withdrawals, excluding money market	$(1.9)	$(4.6)	$(7.9)	$(17.5)
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$4,697	$13,518	$14,211	$19,496
Net additions (withdrawals)	$(3,084)	$9,827	$(4,909)	$7,346
Total account value at end of period, net	$245,660	$238,313
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (3)	$1,943	$1,375	$5,502	$4,474
Sales, net of full surrenders and death benefits	$198	$164	$635	$(443)
Total account value at end of period, net	$110,106	$115,153
Group Insurance:
Group Insurance Annualized New Business Premiums (4):
Group life	$61	$67	$255	$273
Group disability	34	36	216	183
Total	$95	$103	$471	$456
Individual Life:
Individual Life Insurance Annualized New Business Premiums (4):
Term life	$33	$24	$87	$71
Universal life	17	23	54	67
Variable life	136	103	391	317
Total	$186	$150	$532	$455
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (4)(5):
Actual exchange rate basis	$491	$413	$1,489	$1,331
Constant exchange rate basis	$505	$424	$1,527	$1,341

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	September 30
	2023	2022
Assets and Assets Under Management and Administration:
Total assets	$681.3	$677.1
Assets under management (at fair market value):
PGIM	$1,218.6	$1,206.2
U.S. Businesses	119.9	123.4
International Businesses	16.4	13.8
Corporate and Other	6.4	6.1
Total assets under management	1,361.3	1,349.5
Assets under administration	164.7	139.4
Total assets under management and administration	$1,526.0	$1,488.9

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments.

(3)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment, MyRock and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(4)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 110 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.